Exhibit 99.1

California Pizza Kitchen, Inc. to Review Financial and Strategic Alternatives

LOS ANGELES--(BUSINESS WIRE)--April 12, 2010--California Pizza Kitchen, Inc. (Nasdaq:CPKI) announced today that its Board of Directors has authorized management to consider a wide range of financial and strategic alternatives to enhance shareholder value. The Company has engaged Moelis & Company, a global investment bank, to be its exclusive financial advisor in this review.

Financial and strategic alternatives may include, but are not limited to, changes in the Company's capital structure, or a possible sale, merger or other business combination. There can be no assurance that this review will result in any action. The Company does not expect to make further comment unless its Board of Directors has approved a specific course of action.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, appetizers and sandwiches. The average guest check for 2009 was approximately $15.00. As of April 12, 2010 there are 253 California Pizza Kitchen locations system-wide. 205 are company-owned domestic locations, and 48 operate under franchise or license agreements, of which 28 locations operate internationally and 20 domestically. The Company also has a licensing agreement with Nestle S.A. which manufactures and distributes a line of California Pizza Kitchen premium frozen products. More information about California Pizza Kitchen, Inc. can be found on the Company’s website at www.cpk.com.

This release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections of earnings, revenue or other financial items, statements of the plans, strategies and objectives of management for future operations, statements concerning proposed new products or developments, statements regarding future economic conditions or performance, statements of belief and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate” and similar words.

Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Our actual results may and will likely differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are changing consumer preferences and demands, the execution of our expansion strategy, the continued availability of qualified employees and our management team, the maintenance of reasonable food and supply costs, our relationships with our distributors and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:
California Pizza Kitchen, Inc.
Media – Sarah Grover
Investors – Sue Collyns
310-342-5000